Exhibit 99.1

Armstrong World Industries Reports Third Quarter 2007 Results

LANCASTER, Pa., November 6, 2007 – Armstrong World Industries, Inc. (NYSE: AWI) today reported third quarter 2007 net sales of $913.3 million, up one percent, from $902.3 million in the same period for 2006. The sales increase includes an $18 million benefit from foreign exchange. Reported operating income from continuing operations grew to $85.9 million from $65.0 million in the third quarter of 2006. Adjusted operating income from continuing operations of $83.8 million increased five percent compared to $80.1 million in the prior year quarter on the same basis.

The Company uses adjusted income from operations in managing the business, and believes the adjustments provide users of this financial information with meaningful comparisons of operating performance between periods. Adjusted income excludes the impact of fresh-start reporting, restructuring charges and related costs, and certain other gains and losses. As detailed in the attached reconciliation to GAAP, these adjustments decreased operating income by $2.1 million in the third quarter of 2007 and increased income by $15.1 million in the third quarter of 2006.

Performance in the third quarter of 2007 reflects a moderation of the growth experienced in the first six months of the year, due to increasing weakness in the U.S. residential housing market. Both sales and operating income grew modestly, with adjusted operating income increasing $4 million year-over-year. Growth in our commercial products and in our international businesses combined with improved manufacturing performance to offset downward pressure on sales of residential products.

Segment Highlights

Resilient Flooring net sales were $327.9 million in the third quarter of 2007 compared to $319.8 million in the same period of 2006. Excluding the favorable impact of foreign exchange rates, net sales were flat. Improved product mix in North America and Europe offset lower volume of residential vinyl products. Reported operating income was $15.6 million in the quarter, up from a loss of $1.1 million in the third quarter of 2006. Adjusted operating income grew to $13.4 million from $6.3 million on the same basis in the prior year period on reduced manufacturing expense and lower SG&A.

Wood Flooring net sales of $191.9 million in the third quarter of 2007 declined 12 percent from $217.2 million in the prior year quarter on volume declines related to the residential housing market slowdown. Reported operating income in the third quarter was $16.9 million compared to income of $16.5 million reported in the third quarter of 2006. Adjusted operating income of $13.5 million declined from income of $16.5 million on the same basis in the prior year period. The reduction in operating income was due to the decline in sales volume and higher lumber prices, which offset improved manufacturing productivity and better product mix.

Building Products net sales of $334.8 million in the third quarter of 2007 increased from $304.5 million in the prior year quarter. Excluding the effects of favorable foreign exchange rates of $9 million, sales increased by seven percent due to price realization and improved product mix in North America and to volume growth in Europe. Reported operating income increased to $62.3 million from $59.7 million in the third quarter of 2006. Adjusted operating income of $66.8 million grew from $59.7 million on the same basis in the prior year period. The growth was driven by improved price realization and improved manufacturing productivity. These benefits were partially offset by inflation in raw materials and by higher SG&A expense supporting sales growth.

Cabinets net sales in the third quarter of 2007 of $58.7 million decreased four percent from $60.8 million in 2006 primarily due to the implementation of an ERP (enterprise resource planning) system which pushed some sales into the fourth quarter, and to volume reductions related to declines in the U.S. housing market. Reported operating income for the third quarter of $1.5 million decreased from $3.8 million in the prior year due to lower sales, and to temporary manufacturing inefficiencies related to the system implementation. There were no adjustments to operating income in either period.

Unallocated corporate expense of $10.4 million in 2007 decreased from $13.9 million in 2006. Adjusted expense of $11.2 million increased from $6.2 million on the same basis in the prior year, primarily due to higher incentive compensation expenses.

Free cash flow of $119 million in the third quarter of 2007 was above $19 million in 2006 on higher earnings, lower capital spending and reduced tax payments.

Year-to-Date Results

For the nine months ended June 30, 2007, net sales were $2,697.3 million compared to $2,608.6 million in 2006. Excluding a $50 million favorable impact from exchange rates, net sales increased by two percent. Improvement in both price and product mix offset modest volume declines.

Reported operating income for the first nine months was $245.6 million compared to operating income of $194.3 million for the same period in 2006. Adjusted operating income of $239.5 million increased 15 percent compared to adjusted operating income of $207.5 million in the prior year period. Operating income grew due to benefits from price realization and manufacturing productivity in excess of inflation, and to improved product mix.

Free cash flow for the first nine months of $264 million exceeded $30 million for 2006. The year over year growth was due to higher earnings, less capital spending, lower tax payments and reduced working capital. In addition, 2007 benefited from $86.0 million of increased dividends from WAVE.

Outlook

Global macroeconomic indicators suggest a diverse outlook for key markets for the remainder of 2007. Based on these indicators, we expect flat-to-modest growth across North American and European commercial markets, and sustained growth in the Pacific Rim. The outlook for North American residential markets remains weak due to the continuing decline in U.S. housing starts and largely negative indicators for renovation. On a consolidated basis, improved prices and increased manufacturing productivity are anticipated to offset cost inflation.

Based on these factors, management reaffirmed its previous estimates for 2007: The range of adjusted operating income is $280 million to $292 million, an increase of 10-to-15 percent. The outlook for sales growth is 2-to-3 percent. Free cash flow for the year is anticipated to be between $470 million and $490 million. Due to further weakness in North American markets, results are likely to be toward the low end of the range. (Please reference the GAAP reconciliation tables at the end of this release.)

Earnings Conference Call

Management will discuss third quarter 2007 results in a live Internet broadcast at 10:00 a.m. Eastern time today. This event will be broadcast live on the Company’s Web site, www.armstrong.com. From the homepage, click “Investor Relations” to access the call and the accompanying slide presentation. The replay of this event will be available on the Company’s Web site through November 20, 2007.

# # #

Contacts:

Investors: Beth Riley, (717) 396-6354, bariley@armstrong.com

News media: Meg Graham, (866) 321-6677, magraham@armstrong.com

Forward Looking Statement

These materials may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such statements provide expectations or forecasts of future events. Our results could differ materially due to known and unknown risks and uncertainties, including: lower construction activity reducing our market opportunities; availability and costs for raw materials and energy; risks related to our international trade and business; business combinations among competitors, suppliers and customers; the loss of business with key customers; and other factors disclosed in our recent reports on Forms 10-K, 10-Q and 8-K filed with the SEC. We undertake no obligation to update any forward-looking statement.

About Armstrong and Additional Information

More details on the Company’s performance can be found in its Form 10-Q, filed with the SEC today. To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), Armstrong provides additional measures of performance adjusted to exclude foreign exchange and certain costs, expenses, and gains and losses. The Company uses these adjusted performance measures in managing the business, including communications with its Board of Directors and employees, and believes that they provide users of this financial information with meaningful comparisons of operating performance between current results and results in prior periods. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance as well as prospects for its future performance. A reconciliation of these adjustments to the most directly comparable GAAP measures is included in this release and on our website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies.

Armstrong World Industries, Inc. is a global leader in the design and manufacture of floors, ceilings and cabinets. In 2006, Armstrong’s consolidated net sales totaled approximately $3.4 billion. Based in Lancaster, Pa., Armstrong operates 40 plants in 10 countries and has approximately 13,000 employees worldwide. For more information, visit www.armstrong.com.

FINANCIAL HIGHLIGHTS

Armstrong World Industries, Inc., and Subsidiaries

(amounts in millions, except for per-share amounts)

(unaudited)

	Successor Company	Predecessor Company	Successor Company	Predecessor Company
	Three Months Ended September 30, 2007	Three Months Ended September 30, 2006	Nine Months Ended September 30, 2007	Nine Months Ended September 30, 2006
Net sales	$913.3	$902.3	$2,697.3	$2,608.6
Cost of goods sold	683.6	693.8	2,031.5	2,028.7
Selling, general and administrative expenses	156.3	158.1	455.1	417.0
Restructuring charges, net	0.1	(0.5)	0.2	10.0
Equity (earnings) from joint ventures	(12.6)	(14.1)	(35.1)	(41.4)

Operating income	85.9	65.0	245.6	194.3

Interest expense (unrecorded contractual interest of $0.0, $19.3, $0.0 and $57.6)	13.8	1.8	44.6	5.2
Other non-operating expense	0.2	0.4	1.0	1.0
Other non-operating (income)	(4.4)	(3.1)	(12.4)	(7.2)
Chapter 11 reorganization costs, net	0.2	(1,962.0)	0.3	(1,955.5)

Earnings from continuing operations before income taxes	76.1	2,027.9	212.1	2,150.8
Income tax expense	27.7	24.0	80.3	69.6
Income tax expense in settlement and fresh-start adjustments	—	657.0	—	657.0

Earnings from continuing operations	48.4	1,346.9	131.8	1,424.2
(Loss) from discontinued operations, net of tax of $0.0, $(8.9), $0.3 and $(8.7)	(0.3)	(59.3)	(6.1)	(68.4)

Net earnings	$48.1	$1,287.6	$125.7	$1,355.8

Earnings per share of common stock, continuing operations:
Basic	$0.86	n/a	$2.36	n/a
Diluted	$0.85	n/a	$2.33	n/a

(Loss) per share of common stock, discontinued operations:
Basic	$(0.01)	n/a	$(0.11)	n/a
Diluted	$(0.01)	n/a	$(0.11)	n/a

Net earnings per share of common stock:
Basic	$0.86	n/a	$2.25	n/a
Diluted	$0.85	n/a	$2.22	n/a

Average number of common shares outstanding:
Basic	56.2	n/a	55.9	n/a
Diluted	56.8	n/a	56.5	n/a

SEGMENT RESULTS

Armstrong World Industries, Inc., and Subsidiaries

(amounts in millions) (unaudited)

	Successor Company	Predecessor Company	Successor Company	Predecessor Company
	Three Months Ended September 30, 2007	Three Months Ended September 30, 2006	Nine Months Ended September 30, 2007	Nine Months Ended September 30, 2006
Net sales:
Resilient Flooring	$327.9	$319.8	$941.4	$929.4
Wood Flooring	191.9	217.2	602.8	645.0
Building Products	334.8	304.5	970.8	859.8
Cabinets	58.7	60.8	182.3	174.4

Total Net Sales	$913.3	$902.3	$2,697.3	$2,608.6

Operating income (loss):
Resilient Flooring	$15.6	$(1.1)	$47.3	$12.6
Wood Flooring	16.9	16.5	47.0	46.2
Building Products	62.3	59.7	174.8	152.9
Cabinets	1.5	3.8	6.8	6.1
Unallocated Corporate	(10.4)	(13.9)	(30.3)	(23.5)

Total Operating Income	$85.9	$65.0	$245.6	$194.3

Selected Balance Sheet Information

(amounts in millions)

	(unaudited) Successor Company	Successor Company
	September 30, 2007	December 31, 2006
Assets:
Current assets	$1,298.2	$1,379.1
Property, plant and equipment, net	1,020.4	1,029.1
Other noncurrent assets	1,767.6	1,802.2

Total assets	$4,086.2	$4,210.4

Liabilities and shareholders’ equity:
Current liabilities	$483.7	$517.4
Liabilities subject to compromise	1.3	1.3
Other noncurrent liabilities	1,279.2	1,527.0
Shareholders’ equity	2,322.0	2,164.7

Total liabilities and shareholders’ equity	$4,086.2	$4,210.4

Selected Cash Flow Information

(amounts in millions) (unaudited)

	Successor Company	Predecessor Company
	Nine Months Ended September 30, 2007	Nine Months Ended September 30, 2006
Net earnings	$125.7	$1,355.8
Other adjustments to reconcile net earnings to net cash provided by (used for) operating activities	135.0	(1,117.5)
Changes in operating assets and liabilities, net	(67.0)	(984.4)

Net cash provided by (used for) operating activities	193.7	(746.1)
Net cash provided by (used for) investing activities	94.3	(113.7)
Net cash (used for) provided by financing activities	(304.6)	468.0
Effect of exchange rate changes on cash and cash equivalents	14.9	5.4

Net decrease in cash and cash equivalents	(1.7)	(386.4)
Cash and cash equivalents, beginning of year	263.8	602.2

Cash and cash equivalents, end of period	262.1	215.8
Cash and cash equivalents, end of period from discontinued operations	—	5.9

Cash and cash equivalents, end of period from continuing operations	$262.1	$209.9

Reconciliation to GAAP (unaudited)

CONSOLIDATED (amounts in millions)	Three Months Ended September 30,		Nine Months Ended September 30,

	2007	2006	2007	2006
Operating Income, Adjusted	$83.8	$80.1	$239.5	$207.5

Fresh-Start:
Change in depreciation and amortization	1.5	—	5.3	—
Change in costs for benefit plans	(7.9)	—	(23.7)	—
Impact on hedging-related activity	(1.2)	—	(4.6)	—
Expenses from WAVE step-up	1.7	—	5.0	—

Other Significant Items:
Cost reduction initiatives expenses	—	7.3	0.2	27.8
Product warranty accrual	—	—	—	3.3
Patent infringement settlement	—	—	—	(8.6)
Contribution to Armstrong Foundation		5.0	—	5.0
Liability settlement related to a divested business	—	2.8	—	2.8
Gain on sale of properties	—	—	—	(17.1)
Chapter 11 related post-emergence expenses	1.1	—	6.8	—
Review of strategic alternatives	2.7	—	4.9	—

Operating Income, Reported	$85.9	$65.0	245.6	$194.3

RESILIENT FLOORING (amounts in millions)	Three Months Ended September 30,

	2007	2006
Operating Income, Adjusted	$13.4	$6.3

Fresh-Start:
Change in depreciation and amortization	(0.5)	—
Change in costs for benefit plans	(1.4)	—
Impact on hedging-related activity	(0.3)	—

Other Significant Items:
Cost reduction initiatives expenses	—	7.4
Gain on sale of properties	—	—

Operating Income, Reported	$15.6	$(1.1)

WOOD FLOORING (amounts in millions)	Three Months Ended September 30,

	2007	2006
Operating Income, Adjusted	$13.5	$16.5

Fresh-Start:
Change in depreciation and amortization	(3.4)	—

Operating Income, Reported	$16.9	$16.5

BUILDING PRODUCTS (amounts in millions)	Three Months Ended September 30,

	2007	2006
Operating Income, Adjusted	$66.8	$59.7

Fresh-Start:
Change in depreciation and amortization	5.3	—
Change in costs for benefit plans	(1.6)	—
Impact on hedging-related activity	(0.9)	—
Expenses from WAVE step-up	1.7	—

Operating Income, Reported	$62.3	$59.7

UNALLOCATED CORPORATE EXPENSE (amounts in millions)	Three Months Ended September 30,

	2007	2006
Operating (Loss), Adjusted	$(11.2)	$(6.2)

Fresh-Start:
Change in depreciation and amortization	0.3	—
Change in costs for benefit plans	(4.9)	—

Other Significant Items:
Cost reduction initiatives expenses	—	(0.1)
Contribution to Armstrong Foundation	—	5.0
Liability settlement related to a divested business	—	2.8
Chapter 11 related post-emergence expenses	1.1	—
Review of strategic alternatives	2.7	—

Operating (Loss), Reported	$(10.4)	$(13.9)

Full Year Estimate Reconciliation to GAAP

CONSOLIDATED OUTLOOK (amounts in millions)	Twelve Months Ended December 30, 2007 Estimate			Twelve Months Ended December 30, 2006 Actual

Operating Income, Adjusted	$280	to	$292	$255

Fresh-Start:	(25)	to	(25)	29

Other Significant Items:	20	to	20	15

Operating Income, Reported	$285	to	$297	$211

Reconciliation of Free Cash Flow

	Three Months Ended September 30, 2007		Nine Months Ended September 30, 2007
	2007	2006	2007	2006
NET CASH FROM OPERATIONS	$121	$(747)	$194	$(746)

Plus/(minus): Net Cash from Investing	(12)	(48)	94	(114)
Add back/(subtract):
Emergence related payments	6	808	25	817
Divestiture	—	—	(53)	—
Acquisitions	5	6	5	73

Free Cash Flow	$119	$19	$264	$30

	Twelve Months Ended December 30, 2007 Estimate
NET CASH FROM OPERATIONS	$433	to	$444

Plus: Net Cash from Investing	60	to	65
Add back/(subtract):
Emergence related payments	25	to	29
Divestiture	(53)	to	(53)
Acquisitions	5	to	5

Free Cash Flow	$470	to	$490

Note: May not add due to rounding